Exhibit 8.2

June 9, 2015

Synageva BioPharma Corp.,
33 Hayden Avenue,
Lexington, Massachusetts 02421.

Ladies and Gentlemen:

We have acted as counsel to Synageva BioPharma Corp., a Delaware corporation (“Synageva”), in connection with the Agreement and Plan of Reorganization (the “Merger Agreement”) dated as of May 5, 2015 among Synageva, Alexion Pharmaceuticals, Inc., a Delaware corporation (“Alexion”), Pulsar Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Alexion (“Merger Sub I”) and Galaxy Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Alexion (“Merger Sub II”). Pursuant to the Merger Agreement, Alexion will commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of Synageva common stock in exchange for the Alexion common stock and cash (together, the “Transaction Consideration”). Following the consummation of the Offer, or, if the Offer is terminated, following a vote of the Synageva stockholders, Merger Sub I will merge with and into Synageva, with Synageva surviving as a wholly owned direct subsidiary of Alexion (the “First Merger”). Immediately following the First Merger, Synageva will merge with and into Merger Sub II, with Merger Sub II surviving as a limited liability company and wholly owned direct subsidiary of Alexion (the “Second Merger”). The Mergers are described in the prospectus/offer to exchange and other Offer documents of the Alexion and the Synageva constituting a part thereof (the “Prospectus/Offer to Exchange”), which is included in the registration statement filed on or about the date hereof on Form S-4 by Alexion (the “Registration Statement”) in connection with the Mergers.

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to holders of common stock of Synageva that exchange their common stock of Synageva for the Transaction Consideration pursuant to the Offer and First Merger, the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Mergers” in the Prospectus/Offer to Exchange included in the Registration Statement are accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP